Exhibit 8.1
LAW OFFICES

Silver,  Freedman , Taff  &  Tiernan,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K Street, N.W., Suite 100 WASHINGTON, D.C. 20007 PHONE: (202) 295-4500 FAX: (202) 337-5502 WWW.SFTLAW.COM	WRITER’S DIRECT DIAL NUMBER (202) 295-4503

October 6, 2014

Board of Directors Banner Corporation 10 South First Avenue Walla Walla, Washington 99362

Re:           Opinion Regarding Material U.S. Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as special tax counsel to Banner Corporation, a Washington corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of August 7, 2014 (the “Agreement”), by and between the Company and Siuslaw Financial Group, Inc., an Oregon corporation (“Siuslaw”), pursuant to which Siuslaw will merge with and into the Company with the Company surviving (the “Merger”), as more fully described in the registration statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Our opinion is being delivered to you in connection with the Registration Statement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”).  In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto.  We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents.  In addition, we are expressly relying upon additional representations of fact made by the Company in a letter dated the date hereof and by Siuslaw in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as certain other assumptions stated herein.  We are also relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification.  We have assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  We have not been asked to and have not attempted to verify any facts, information,

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October 6, 2014

warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof.  We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “The Merger - Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.  Also, we express no opinion as to whether the discussion contained in the Registration Statement under the caption “The Merger - Material U.S. Federal Income Tax Consequences of the Merger” addresses all of the U.S. federal income tax consequences of the Merger that may be applicable.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger.  Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof.  If any of (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon.  In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the

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October 6, 2014

Merger and that our opinion is not binding on the Service.  You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement and with any bank regulatory authority whose approval is required for the Merger or the Bank Merger (as such term is defined in the Agreement) and (iii) the use of our name in the Registration Statement.  In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Barry P. Taff, P.C.

Barry P. Taff, P.C.